Exhibit 10.5

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (“Settlement Agreement”) is entered into this 12th day of March, 2021 between SCWorx Corp. (“SCWorx”) on the one hand, and USA Procurements, LLC (“USAP”) on the other hand. SCWorx and USAP are collectively referred to herein as the “Parties.”

WHEREAS, on May 26, 2020, SCWorx and USAP entered into a Purchase Agreement (“the Contract”) pursuant to which, among other things, USAP agreed to sell and SCWorx agreed to purchase 150,000 gowns at a price of $3.00 per gown.

WHEREAS, pursuant to the Contract, on May 27, 2020, SCWorx wired the deposit to USAP consisting of 30% of the purchase price, or $135,000.00, which deposit was to be applied to the Contract purchase price.

WHEREAS, on June 25, 2020, pursuant to Invoice “III/39,” SCWorx wired the sum of $374,000.00 to USAP.

WHEREAS, on July 24, 2020, SCWorx wired the sum of $30,000.00 to USAP.

WHEREAS, SCWorx has made total payment of $539,000.00 to USAP.

WHEREAS, to date, SCWorx has only received and USAP has only delivered 3,000 gowns under the Contract; and

WHEREAS, disputes have arisen between the Parties regarding their respective obligations under the Contract; and

WHEREAS, the Parties now wish to resolve fully and finally any and all disputes, claims, complaints, grievances, charges, actions, petitions, and/or demands between them related to the Contract;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained which the Parties mutually agree constitute good, adequate, and sufficient consideration herefor, the Parties agree as follows for the purpose of being legally bound hereto in all respects:

1.	CONSIDERATION

(A). Within three (3) business days after the execution by SCWorx of this Settlement Agreement, USAP shall make available for delivery to SCWorx 87,000 level 4 blue medical gowns (double laminate, 35g weight), which gowns shall comply with the specifications required by the Contract and be packaged in compliance with the packaging example annexed as Ex. A, including such packaging indicating that the gowns are FDA approved as well as enclosing the spec sheet reflected in Ex. A, and be in good and saleable condition. SCWorx shall arrange for the shipping of the gowns and agrees to pay for the reasonable cost of shipping the gowns, including securing reasonable insurance for the shipment.

(B). Within three (3) business days after execution by USAP of this Settlement Agreement, SCWorx agrees to deposit Twenty-Thousand Dollars and No Cents ($20,000.00) into a third-party escrow account (the “Escrowed Payment”) which Escrowed Payment will be released upon satisfactory inspection by SCWorx or its designee of the gowns described in paragraph 1(A).

(i)	No later than four (4) business days after USAP’s execution of this Settlement Agreement, the gowns will be picked up for transport at the warehouse by SCWorx’s designee.

(ii)	Within nine (9) business days after SCWorx’s designee picks up the gowns at the warehouse, SCWorx shall complete its inspection of the gowns. The nine (9) business days accounts for four (4) business days of transport time and five (5) business days of inspection time.

(iii)	If, upon inspection, the gowns are in satisfactory condition and in compliance with Paragraph 1(A) of this Settlement Agreement, SCWorx shall, within two (2) business days of the completion of the satisfactory inspection, notify the escrowee to release the Escrowed Payment to USAP.

2.	WARRANTIES, REPRESENTATIONS AND COVENANTS OF USAP

A.	USAP warrants and represents and agrees as follows:

(a)	USAP will cause to be delivered the gowns as described in Paragraph 1(A) of the Contract in commercially good and saleable condition.

(b)	The Release set forth in Section 3(B) hereof shall not be in effect unless and until the gowns have been delivered to the warehouse all in accordance with the requirements of Section 1(A) of this Settlement Agreement.

B.	SCWorx warrants and represents and agrees as follows:

(a)	SCWorx shall complete its inspection of the gowns, as contemplated by Section 1(B) hereof, within five (5) business days of delivery of the gowns.

(b)	The Release set forth in Section 3(A) hereof shall not be in effect unless and until SCWorx notifies the escrowee to release the Escrowed Payment to USAP.

3.	MUTUAL RELEASES

(A).	Release by USAP. In consideration of the above, USAP, including its parents, affiliates, members, subsidiaries, managers, officers, directors, partners, shareholders, employees, agents and attorneys, subject to satisfaction of the condition set forth in Section 2(B)(b) hereof, hereby release and forever discharge SCWorx and its subsidiaries, officers, directors, partners, members, shareholders, employees, agents and attorneys from all actions, causes of action, suits, debts, covenants, contracts, agreements, promises, trespasses, damages, payments, judgments, claims and demands whatsoever, known or unknown, which USAP ever had, now has or hereafter may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Settlement Agreement regarding the Contract. Nothing in this release shall affect any claims that may arise after the execution of this Settlement Agreement and concerning events, facts or actions post-dating the execution of this Settlement Agreement or which fall outside the scope of this Settlement Agreement.

(B).	Release by SCWorx. In consideration of the above, SCWorx, including its parents, affiliates, members, subsidiaries, officers, directors, partners, shareholders, employees, agents and attorneys, subject to satisfaction of the condition set forth in Section 2(A)(b) hereof, hereby release and forever discharge USAP and its subsidiaries, managers, officers, directors, partners, shareholders, members, employees, agents and attorneys from all actions, causes of action, suits, debts, covenants, contracts, agreements, promises, trespasses, damages, payments, judgments, claims and demands whatsoever, known or unknown, which SCWorx ever had, now has or hereafter may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Settlement Agreement regarding the Contract. Nothing in this release shall affect any claims that may arise after the execution of this Settlement Agreement and concerning events, facts or actions post-dating the execution of this Settlement Agreement or which fall outside the scope of this Settlement Agreement.

(C).	Nothing in this Section shall prevent the enforcement of the provisions of this Settlement Agreement.

4.	CONFIDENTIALITY

(A).	The Parties and their respective counsel agree to maintain in the strictest confidence and not disclose to the public, media, or any third parties (except upon order of a court or governmental body, or as required by law or for reporting to their auditors, investors or similarly interested parties) the contents and terms of this Settlement Agreement. Notwithstanding the foregoing, the Parties are permitted to state to third parties, following due inquiry, including media sources, that they have amicably resolved their dispute.

(B).	In the event that any of the Parties receives a subpoena or court order that would require the production of this Settlement Agreement or information governed by this confidentiality provision, such Party shall provide each of the other Parties as reasonable as possible, and to the extent permitted by law, notice of such subpoena or court order prior to the production or disclosure of any such information sufficient to provide the other Parties adequate opportunity to prevent disclosure or production of such information and the Party receiving the subpoena or court order agrees to provide any reasonable assistance necessary to secure the protection and non-disclosure of such information.

5.	NO ADMISSION OF LIABILITY

The Parties understand and acknowledge that this Settlement Agreement constitutes a compromise and settlement of actual or potential disputed claims regarding the Contract and the performance thereunder. No action taken by the Parties hereto, or any of them, either previously or in connection with this Settlement Agreement shall be deemed or construed to be: (a) an admission of the truth or falsity of any claims made or potential claims against the Parties; or (b) an acknowledgement or admission by any Party of any fault or liability whatsoever to any other Party, or to any third party.

6.	NON-DISPARAGEMENT

The Parties agree that from this time forward each Party will refrain from making to a third party any defamatory, derogatory, or disparaging statements about the other, or any person or entity associated with or representing the other.

7.	REPRESENTATION BY COUNSEL

The Parties hereby acknowledges that each of them has had the opportunity to or has been represented by counsel of his or its choosing in connection with the execution and delivery of this Settlement Agreement, that each of the Parties and their counsel has reviewed this Settlement Agreement prior to execution.

8.	ENTIRE AGREEMENT

The written pages making up this Settlement Agreement represent the entire agreement and understanding between the Parties concerning the subject matter of this Settlement Agreement and supersedes any and all prior agreements or understandings, unless otherwise set forth herein. No materials outside the body of this Settlement Agreement, either written or oral, shall constitute a part of the terms or conditions of this Settlement Agreement, except where otherwise stated herein.

9.	SEVERABILITY

In the event that any provision or section of this Settlement Agreement is held illegal, invalid, or unenforceable, this Settlement Agreement shall continue in full force and effect without said provision, section or portion thereof and the Settlement Agreement shall remain otherwise unaffected.

10.	APPLICABLE LAW

This Settlement Agreement shall be construed and interpreted in accordance with the laws of the State of New York. Any disputes or litigation arising out of this Settlement Agreement shall be governed by New York law and any action commenced by either of the parties shall be commenced in the courts of the State of New York, County of New York, or, if applicable, the United States District Court for the Southern District of New York and the parties hereby irrevocably submit to the personal jurisdiction of any such courts.

11.	WARRANTY OF NON-ASSIGNMENT

The Parties represent and warrant that each has not assigned, pledged, or otherwise in any manner whatsoever, sold or transferred the rights to any dispute regarding the Contract.

12.	ALTERATION BY WRITTEN AGREEMENT ONLY

This Settlement Agreement may not be altered or amended, except by written agreement between all the Parties.

13.	BINDING EFFECT

This Settlement Agreement shall be binding on, and shall be enforceable against, and shall inure to the benefit of the Parties to this Settlement Agreement and their respective past and present managers, officers, directors, affiliates, member firms, subsidiaries, parents, successors, shareholders, members, partners, general partners, limited partners, principals, participating principals, managing members or other agents, management personnel, attorneys, servants, employees, representatives of any other kind (and any officers, directors, members or shareholders of any of the foregoing which are not natural persons), spouses, estates, executors, estate administrators, heirs, and assigns.

14.	WAIVER AND AMENDMENT

No provision of or rights under this Settlement Agreement may be waived or modified unless in writing and signed by the Party whose rights are thereby waived or modified. Waiver of any one provision herein shall not be deemed to be a waiver of any other provision herein (whether similar or not), nor shall such waiver constitute a continuing waiver unless otherwise expressly so provided.

15.	TERMINATION OF ANY FURTHER OBLIGATIONS UNDER THE CONTRACT

In consideration of the covenants and agreements set forth in this Settlement Agreement, the Parties hereby agree that upon the performance of the obligations set forth herein, the Contract is terminated and neither party shall have any further rights or obligations under the Contract. In the event the gowns are not in compliance with Paragraph 1(A) of this Settlement Agreement, this Settlement Agreement shall be deemed null and void .

16.	FURTHER ASSURANCES

(A).	Each Party shall cooperate fully in the execution and delivery of this Settlement Agreement and shall take, or cause to be taken, such further action as may be reasonably necessary or appropriate to effectuate or facilitate the terms of this Settlement Agreement, including the execution and delivery of any further documents that may be necessary or appropriate for that purpose. Each Party further agrees to take no action, directly or indirectly, to avoid or circumvent, in whole or in part, the terms of this Settlement Agreement.

17.	NOTICE.

Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) by electronic mail and (b) by commercial overnight courier that guarantees next day delivery and such notices shall be addressed as follows:

If to SCWorx:	Mr. Tim Hannibal Email: thannibal@scworx.com with a copy to: Carole R. Bernstein, Esq. Law Offices of Carole R. Bernstein 41 Maple Avenue North Westport, Connecticut 06880 cbernsteinesq@gmail.com
If to USAP:

Mr. Gabriel Leoni

USA Procurements, LLC

1100 Poydras Street

New Orleans, LA 70163

Email: Gl@gabrielleoni.com

With a copy to:

Brian L. Bank, Esq.

Rivkin Radler LLP

926 RXR Plaza

Uniondale, New York 11556

brian.bank@rivkin.com

or to such other address as either party may from time to time specify in writing to the other party.

18.	COSTS

The Parties acknowledge that each is to bear its own costs, fees, and expenses, including attorneys’ fees, incurred in connection with the disputes regarding the Contract, except as set forth in Paragraph 19 of this Settlement Agreement.

19.	RIGHT TO ATTORNEY’S FEES IN CASE OF BREACH

In the event of any litigation arising out of or concerning a breach of this Settlement Agreement, the prevailing Party shall be entitled to an award against the nonprevailing party of its reasonable attorney’s fees and costs.

20.	HEADINGS

The various headings of this Settlement Agreement are inserted for convenience only and shall not affect the interpretation of this Settlement Agreement.

21.	COUNTERPARTS AND TRANSMISSION OF SIGNATURES

This Settlement Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Original signatures transmitted by electronic mail or facsimile shall be deemed to be original signatures. No Party shall be bound hereby unless and until all other Parties have executed this Settlement Agreement.

22.	AUTHORIZED SIGNATURE

Each individual signing this Settlement Agreement in a representative capacity acknowledges and represents that he is duly authorized to execute this Settlement Agreement in such capacity in the name of, and on behalf of, the designated corporation, partnership, limited liability company, trust or other entity.

23.	JOINT PREPARATION

This Settlement Agreement shall be deemed to have been prepared jointly by the parties hereto, and any uncertainty or ambiguity existing herein shall not be interpreted against any party by reason of its drafting of this Settlement Agreement, but shall be interpreted according to the application of the general rules of interpretation for arm’s length agreements.

IN WITNESS WHEREOF, the Parties hereto have caused this Settlement Agreement to be duly executed as of the date indicated on the first page of this Settlement Agreement.

SCWorx Corp.		USA Procurements LLC

By:		By
Name:	Tim Hannibal	Name:	Gabriel Leoni
Title:	President	Title:	Chief Executive Officer